Special Meetings of
Shareholders


Special Meetings of
Shareholders of the Fund
were held on October 30,
2002, and November 26,
2002, at which the
following actions were
taken:

Proposal 1:  To elect a
Board of Directors:

	Affirmative	Withheld
	John F. Curley, Jr.	37,374	1,191
	Mark R. Fetting	37,334	1,231
	Richard G. Gilmore	37,311	1,254
	Arnold L. Lehman	37,325	1,240
	Robin J.W. Masters	37,309	1,256
	Jill E. McGovern	37,359	1,206
	Arthur S. Mehlman	37,314	1,251
	G. Peter O'Brien	37,383	1,182
	S. Ford Rowan	37,394	1,171

				Broker
	Affirmative	Against	Abstain	Non-Vote
Proposal 2:  To modify
the fundamental
	investment
restrictions on:

	a)	borrowing money	35,950	1,273	1,282	60
	b)	underwriting
securities	35,950	1,273	1,282	60
	c)	lending	35,950	1,273	1,282	60
	d)	issuing senior
securities	35,950	1,273	1,282	60
	e)	real estate
investments	35,950	1,273	1,282	60
	f)	investing in
commodities	35,950	1,273	1,282	60
	g)	industry
concentration	35,950	1,273	1,282	60
	h)	diversification	35,950	1,273	1,282	60
	j)	short sales	35,950	1,273	1,282	60
	k)	margin transactions	35,950	1,273	1,282	60

Proposal 3:  To change
the investment objective
	from fundamental to
nonfundamental:	34,456	2,238	1,811	60

Proposal 4:  To amend and
restate the
	Articles of
Incorporation:	35,666	1,150	1,689	60